Exhibit 10.1

AMERICAN ENERGY FIELDS, INC.
3266 W. Galveston Dr. #101
Apache Junction, AZ 85120

October 6, 2010

Mr. Bill Allred
Post Office Box 1141
232 East 300 South
Pima, Arizona 85543

Dear Mr. Allred,

This letter sets forth the principal terms and conditions governing your role as an independent director of American Energy Fields, Inc. (the "Company"). The principal terms and conditions are as follows:

1.	Independent Director: You shall serve as an independent director of the Company.

2.	Committees: You shall serve as a chairman and/or member of board committees as such committees are from time to time constituted.

3.	Equity: You shall receive an aggregate of 150,000 stock options with an exercise price of $0.25 per share. 30,000 such options shall vest on the six-month anniversary of this letter and on each six-month anniversary thereafter (each, an "Option Payment"), for a total vesting period of thirty (30) months.

The parties intend that this letter constitute a binding agreement between them.

If the foregoing terms are acceptable to you, please indicate you acceptance and agreement with the Company by executing this letter in the space below provided for that purpose, and returning such copy at your earliest convenience.

Sincerely,

American Energy Fields, Inc.

By:	/s/ Joshua Bleak
Joshua Bleak, President

/s/ Bill Allred
Bill Allred